                                                           OMB APPROVAL
                                                     -------------------------
                                                     OMB Number: 3235-0287
                                                     -------------------------
                                                     Expires: December 31, 2001
                                                     -------------------------
                                                     Estimated average burden
                                                     hours per response...0.5
                                                     -------------------------


                                     FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Lozowicki, Marek
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

51 SCHOOL STREET
--------------------------------------------------------------------------------
                                    (Street)

WAYLAND, MA 01778
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

INFOTOPIA, INC. (IFTA)
--------------------------------------------------------------------------------
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

         April/2001
     ---------------------------------------------------------------------------
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

      EXECUTIVE VICE PRESIDENT, SECRETARY
     ---------------------------------------------------------------------------

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                               6.
                                                             4.                                 5.             Owner-
                                                             Securities Acquired (A) or         Amount of      ship
                                                3.           Disposed of (D)                    Securities     Form:      7.
                                                Transaction  (Instr. 3, 4 and 5)                Beneficially   Direct     Nature of
                               2.               Code         -------------------------------    Owned at End   (D) or     Indirect
1.                             Transaction      (Instr. 8)                   (A)                of Month       Indirect   Beneficial
Title of Security              Date             ------------     Amount      or   Price         (Instr. 3      (I)        Ownership
(Instr. 3)                    (Month/Day/Year)   Code     V                  (D)                and 4)         (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                  4/11/01            M                 576,861    A   $.0625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/30/01            A               1,000,000    A   $.06
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/23/01            S                 300,000    D   $.0634
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/24/01            S                 390,000    D   $.0596
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/25/01            S                 900,000    D   $.0528
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/26/01            S               1,400,000    D   $.0535
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/27/01            S                 755,000    D   $.0546        5,663,861        D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                                    Owner-
                                                                                                          9.        ship
                                                                                                          Number    Form
                                                                                                          of        of
                    2.                                                                                    Deriv-    Deriv-
                    Conver-                    5.                              7.                         ative     ative    11.
                    sion                       Number of                       Title and Amount           Secur-    Secur-   Nature
                    or                         Derivative    6.                of Underlying     8.       ities     ities    of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     Bene-    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  ficially direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     Owned    Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    at End   ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        of       Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     Month    ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Class A Conv.                                                                   Common
Preferred Stock   1 for 20  4/11/01    S              391,600  Immed.           Stock   7,832,000  $.0625    0         D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Employee                                                                        Common
Stock Option    $0.0625     4/11/01    M              576,861  Immed.           Stock     576,861            0         D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:



          /s/ Marek Lozowicki                                   7/18/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.